Third Amended and Revolving Credit Agreement

AMENDMENT NO. 1

	This Amendment No. 1 (this "Amendment"), dated as of April 29, 1996, is entered into among the parties hereto in connection with that certain
Third Amended and Restated Revolving Credit Agreement, initially dated as of April 2, 1993, amended and restated as of October 27, 1993, further amended and restated as of November 1, 1994 , and further amended and restated as of April 28, 1995 (as in effect from time to time, the "Credit Agreement") among Illinois Central Railroad Company, a Delaware corporation (the "Borrower"), The First National Bank of Boston, as administrative agent (the "Administrative Agent") and as competitive bid agent (the "Competitive Bid Agent"), Bank of America Illinois as co-agent (the "Co-Agent"), and the several banks and other lenders party thereto (the
"Banks").   Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the meanings given to those terms in the Credit Agreement.

	Sect. 1. Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Sect. 3 hereof, the Credit
Agreement is hereby amended as follows:

	Sect. 1.1  Applicable Margin.  The definition of Applicable Margin in
Section 1 of the Credit Agreement is hereby amended by replacing clauses
(a) through (g) of such definition with the following:

	"(a)	"BB" or less or "Ba2" or less (as applicable) or if no Rating is available, then during such period the Applicable Margin shall be, with respect to (i) Base Rate Loans, 0.25% per annum, (ii) Eurodollar Standby
Loans, 0.625% per annum, (iii) C/D Rate Loans, 0.750% per annum, and (iv) the Facility Fee, 0.375% per annum;

	(b)	"BB+" or "Ba1" (as applicable), then during such period the
Applicable Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, .500% per annum, (iii) C/D Rate Loans,
 .625% per annum, and (iv) the Facility Fee, .250% per annum;

	(c)	"BBB-" or "Baa3" (as applicable), then during such period the
Applicable Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, .313% per annum, (iii) C/D Rate Loans,
 .438% per annum, and (iv) the Facility Fee, .188% per annum;

	(d)	"BBB" or "Baa2" (as applicable), then during such period the
Applicable Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, .225% per annum, (iii) C/D Rate Loans,
 .350% per annum, and (iv) the Facility Fee, .150% per annum;

	(e)	"BBB+" or "Baa1" (as applicable), then during such period the
Applicable Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, 0.200% per annum, (iii) C/D Rate Loans, 0.325% per annum, and (iv) the Facility Fee, 0.125% per annum; or

	(f)	"A-" or "A3" (as applicable), then during such period the Applicable
Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii)
Eurodollar Standby Loans, 0.170% per annum, (iii) C/D Rate Loans, 0.295%
per annum, and (iv) the Facility Fee, 0.100% per annum; or

	(g)	"A" or higher or "A2" or higher (as applicable), then during such period the Applicable Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, 0.150% per annum, (iii) C/D
Rate Loans, 0.275% per annum, and (iv) the Facility Fee, 0.085% per annum."

	Sect. 1.2.	Maturity.  The definition of Revolving Credit Commitment
Termination Date in Section 1 of the Credit Agreement is hereby amended by replacing the date "April 28, 2000" with the date "April 28, 2001" in clause (a) of such definition.

	Sect. 1.3.	Investments.  Section 9.3 of the Credit Agreement is hereby
amended by: (a) deleting the word "and" from the end of clause (e) of Section
9.3; (b) replacing the period at the end of clause (f) of Section 9.3 with the phrase ";and" at the end of such clause; and (c) adding the following new clause (g) at the end of Section 9.3:

		"(g)	Investments in CCP Holdings, Inc., a Delaware corporation, and its
Subsidiaries, provided that, immediately after giving effect to such
Investments, such Persons constitute wholly-owned Subsidiaries (directly or indirectly) of the Parent."

	Sect. 1.4.	Net Worth.  The text of Section 9.9 of the Credit Agreement is hereby amended in its entirety to read as follows:

	"The Borrower will not permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) $335,000,000, plus (b) 50% of cumulative positive Consolidated Net Income for each fiscal quarter of the Borrower in which the Borrower had a positive Consolidated Net Income beginning with the quarter commencing on January 1, 1996 and ending on the date as of which the calculation is made, with no deductions for any fiscal quarter of the Borrower in which the Borrower had a consolidated net loss, plus (c) 100% of the proceeds of each issuance of the Borrower's capital stock after December 31, 1995 and 100% of proceeds from each equity capital contribution made by the Parent to the Borrower after December 31, 1995.
For purposes of this Section 9.9 only, on any date of determination
Consolidated Tangible Net Worth shall be computed by subtracting from the amount of Consolidated Tangible Net Worth as otherwise determined in accordance with the definition thereof contained in Sect. 1 hereof the aggregate amount of Investments made pursuant to Sect. 9.3(g) hereof outstanding on such date (without duplication to the extent (if any) such Investments also constitute Distributions independently reducing Consolidated Tangible Net Worth pursuant to the definition thereof)."

	Sect. 1.5. Leverage. Section 9.10 of the Credit Agreement is hereby amended by replacing the figure "0.55" with the figure "0.60". Further, the definition of Consolidated Funded Debt in Section 1 of the Credit Agreement is hereby amended by deleting the phrase "(a)" from the second line of such definition and deleting the phrase "plus (b) Consolidated
Rental Obligations," from the fourth line of such definition.

	Sect. 1.6.	Miscellaneous.  Section 19 of the Credit Agreement is hereby amended by adding the following new sentence at the end of Section 19:
"THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO
ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS
CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY
RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH
RIGHTS AND OBLIGATIONS."

	Sect. 1.7.	Compliance Worksheet Form.  The form of Compliance Certificate attached to the Credit Agreement as Exhibit E thereto is hereby replaced with the updated form thereof attached to this Amendment as Exhibit E hereto, reflecting the provisions of this Amendment.

	Sect. 2.	Representations and Warranties.  The Borrower hereby represents and warrants to the Banks as follows:

	(a) The execution and delivery by the Borrower of this Amendment and all other instruments and agreements (if any) required to be executed and delivered by the Borrower in connection with the transactions contemplated hereby or referred to herein (collectively, the "Amendment Documents"), and the performance by the Borrower of its obligations and agreements under the Amendment Documents and the Credit Agreement as amended hereby, are within the corporate power and authority of the Borrower, have been authorized by all necessary corporate proceedings on behalf of the Borrower, and do not and will not contravene any applicable provision of law or any of the Borrower's Charter, by-laws or any stock provision or any amendment thereof, or of any material indenture, agreement, instrument or undertaking binding upon the Borrower.

	(b) The Amendment Documents and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights, and except that the availability of equitable remedies may be subject to the discretion of the court before which such remedies are sought.

	(c) No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Borrower of the Amendment Documents or the Credit Agreement as amended hereby, or the consummation by the Borrower of the transactions contemplated hereby or referred to herein.

	(d) The representations and warranties contained in Sect. 5 of the Credit Agreement were correct at and as of the date made. Except to the extent that the facts upon which such representations and warranties were based have changed in the ordinary course of business (which changes, either singly or in the aggregate, have not been materially adverse) or as a result of matters permitted or contemplated by the Credit Agreement, after giving effect to the provisions hereof, such representations and warranties are correct in all material respects at and as of the date hereof.

	(e) The Borrower has performed and complied in all material respects with all terms and conditions required by the Credit Agreement to be performed or complied with by it prior to or at the time hereof, and as of the date hereof, after giving effect to the provisions hereof, there exists no Default or Event of Default.

	Sect. 3.	Conditions to Effectiveness.  The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent on and as of the date hereof:

		(a)	Each of the Banks and the Borrower shall have executed and
delivered this Amendment, and shall have furnished to the Administrative
Agent an original counterpart hereof signed by such Person.

		(b)	The representations and warranties contained in Section 2 hereof shall be correct as of the date of this Amendment.

		(c)	All proceedings in connection with the transactions contemplated by the Amendment Documents and all documents incident thereto shall be reasonably satisfactory in form and substance to the Administrative Agent and its special counsel, and the Administrative Agent and such special counsel shall have received all such counterpart originals or certified copies of such related documents as the Administrative Agent or such special counsel may reasonably request.

	Sect. 4. 	Miscellaneous Provisions.  (a)  Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement shall remain the same and shall be unaffected hereby.  It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Credit Agreement shall be read and construed as one instrument.

	(b)	THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND
GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW DOCTRINES.

	(c)	This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument.  In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

	(d)	The Borrower hereby agrees to pay promptly all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation of this Amendment (including the reasonable legal fees, disbursements, and expenses of the Administrative Agent's special counsel).

	Sect. 5. Effective Date. Upon the satisfaction of the conditions precedent set forth in Sect. 3 hereof, this Amendment shall be deemed effective as of the date hereof.

	IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, by their respective officers thereunto duly authorized.

ILLINOIS CENTRAL RAILROAD COMPANY

By:
Name:
Title:


THE FIRST NATIONAL BANK OF BOSTON

By:
Name:
Title:


BANK OF AMERICA ILLINOIS

By:
Name:
Title:


THE CHASE MANHATTAN BANK, N.A.

By:
Name:
Title:


THE TORONTO DOMINION BANK,
CAYMAN ISLAND BRANCH


By:
Name:
Title:


DEPOSIT GUARANTY NATIONAL BANK


By:
Name:

Title:


KLEINWORT BENSON LIMITED

By:
Name:
Title:


THE MITSUBISHI TRUST AND BANKING
CORPORATION


By:
Name:
Title:


THE NORTHERN TRUST COMPANY


By:
Name:
Title:


FORM OF COMPLIANCE CERTIFICATE

[Date]

To the Banks that are parties
  to the Credit Agreement referred
  to below
c/o The First National Bank of Boston
  as Administrative Agent
100 Federal Street
Boston, Massachusetts  02110
Attention:  Transportation Division 01-08-01

Ladies and Gentlemen:

	Reference is made to the Third Amended and Restated Revolving Credit Agreement, dated as of April 2, 1993, amended and restated as of October
27, 1993, further amended and restated as of November 1, 1994, and further amended and restated as of April 28, 1995 as the same is amended, modified, extended, or restated and in effect from time to time (such agreement, as amended and in effect from time to time, the "Credit Agreement"), among Illinois Central Railroad Company (the "Borrower"), the lenders named therein, such other lenders as may become parties thereto from time to time, Bank of America Illinois as Co-Agent and The First National Bank of Boston as Administrative Agent and Competitive Bid Agent. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

	The Borrower hereby certifies to each of you as follows: (a) the information furnished in the calculations attached hereto was true and correct as of the last day of the fiscal [quarter/year] next preceding the date of this certificate; (b) as of the date of this certificate, there exists no Default or Event of Default [except for ___________ ]; and (c) the financial statements delivered herewith were prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with prior periods (except, in the case of quarterly statements, for provisions for footnotes and, in all cases, except as disclosed therein).

	IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

					ILLINOIS CENTRAL RAILROAD
					COMPANY



					By:
					Name:
					Title:
WORKSHEET

Covenant Compliance for the Period Ending  ________________


Sect. 9.9	Consolidated Tangible Net Worth

A.$335,000,000____________B.Plus 50% of cumulative positive
Consolidated Net Income for all quarters commencing with quarter beginning on 1/1/96
____________C.Plus 100% of proceeds of capital stock issued after 12/31/95 and the proceeds of any equity capital contribution made by the Parent after 12/31/95

____________
D.Equals:  Minimum Required Consolidated
Tangible Net Worth (A+B+C)
____________
E.Actual Consolidated Tangible Net Worth (as
per definition) of $____________ less
outstanding Investments of $__________
made pursuant to Sect. 9.3(g)	____________

Sect. 9.10	 Debt to Capitalization Ratio

A.Consolidated Indebtedness for borrowed money
(including, without limitation, capitalized leases) equals Consolidated Funded Debt____________
B.Plus Consolidated Tangible Net Worth____________
C.Equals:  Total Capitalization (A+B)____________
D.Actual Debt to Capitalization Ratio (A to C):____________
E.Maximum permitted Debt to Capitalization Ratio:0.60 to 1.00

Sect. 9.11.	Consolidated EBIT Coverage

AConsolidated Net Income before taxes:____________
B.Minus extraordinary gains included in Consolidated Net Income____________ C.Plus Consolidated Interest Charges (without duplication)____________
D.Equals: Consolidated EBIT:____________
E.Consolidated Interest Charges____________
F.Actual Consolidated EBIT Coverage ratio (D to E):____________G.
Minimum required Consolidated EBIT Coverage ratio:3.35 to 1.00